Exhibit 99.1

PRESS RELEASE

FREQUENCY DECLARES SPECIAL DIVIDEND

Mitchel Field, NY, December 12, 2012 – Today the Board of Directors of Frequency Electronics, Inc. (NASDAQ - FEIM) declared a special cash dividend of $0.20 per share, payable on December 31, 2012 to shareholders of record on December 24, 2012. The Board took this action in recognition of the Company’s current financial strength, its recent performance and outlook for continued profitability.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:

Telephone: (516) 794-4500	WEBSITE: www.frequencyelectronics.com

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